UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Team Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 20, 2006

To the Shareholders of Team Financial, Inc.:

Date:	Tuesday, June 20, 2006
Time:	9:00 a.m. central time
Place:	Paola High School Auditorium 401 North Angela Paola, Kansas 66071

Matters to be voted on:

1.               Election of three Class I directors;

2.               Ratification of KPMG LLP as our independent auditors for 2006;

3.               Shareholder Proposal Number 1: Proposal regarding our Shareholder Rights Agreement (if such proposal is properly presented) requesting the Board of Directors to redeem or rescind the Shareholder Rights Agreement, which the Board of Directors opposes and recommends that shareholders vote Against;

4.               Shareholder Proposal Number 2: Proposal to declassify our Board of Directors (if such proposal is properly presented) requesting the Board of Directors take steps to eliminate the division of the Board of Directors into three classes, one-third of which stand for election at each annual meeting, which the Board of Directors opposes and recommends that shareholders vote Against; and

5.               Any other matters properly brought before shareholders at the meeting.

You are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost we incur in obtaining your voting instructions.

By Order of the Board of Directors

Robert J. Weatherbie
Chairman and Chief Executive Officer
May 16, 2006

TEAM FINANCIAL, INC.

8 West Peoria, Suite 200
Paola, Kansas 66071
(913) 294-9667

PROXY STATEMENT

2006 Annual Meeting of Shareholders

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Team Financial, Inc. for use at our 2006 annual meeting of shareholders to be held on Tuesday, June 20, 2006. The meeting will be held at the Paola High School Auditorium, 401 North Angela, Paola, Kansas at 9:00 a.m. central time. This Proxy Statement and the enclosed proxy card were sent to shareholders on or about May 16, 2006.

The following matters will be acted on at the annual meeting:

1.               Election of three Class I directors to serve a three year term;

2.               Ratification of the appointment of KPMG LLP as our independent auditors for 2006;

3.               Shareholder Proposal Number 1: Proposal regarding our Shareholder Rights Agreement (if such proposal is properly presented) requesting the Board of Directors to redeem or rescind the Shareholder Rights Agreement, which the Board of Directors opposes and recommends that shareholders vote Against;

4.               Shareholder Proposal Number 2: Proposal to Declassify Board of Directors (if such proposal is properly presented) requesting our Board of Directors take steps to eliminate the division of the Board of Directors into three classes, one-third of which stand for election at each annual meeting, and providing instead that each director must stand for election each year (but without shortening the terms of any current directors), which the Board of Directors opposes and recommends that shareholders vote Against; and

5.               Any other matters properly brought before shareholders at the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on the record date, May 5, 2006. A total of 3,970,884 shares of common stock can vote at the annual meeting. You have one vote for each share of your common stock. The enclosed proxy card indicates the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR each of the three Class I director nominees and the ratification of the appointment of KPMG LLP as our independent auditors for 2006 and AGAINST each of the two shareholder proposals.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company’s secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card within the required time. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Yes. Although we encourage you to complete and return a proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person, if your shares are registered directly in your name on our books and not held through a broker, bank or other nominee, or, if your shares are held in “street name,” if you have obtained a proxy from your bank, broker or nominee and you bring that proxy to the meeting. You can vote in person using these procedures even if you have previously completed and returned a proxy card.

What do I do if my shares are held in “street name”?

If your shares are held by your broker, a bank or other nominee, you will probably receive this proxy statement from them with instructions for voting your shares. Please respond quickly so that they may represent you.

If your shares are held in the name of a broker, bank or other nominee, and you do not tell that person how to vote your shares (so-called “broker non-votes”), that person can vote your shares as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposals such as the two shareholder proposals included in this proxy statement.

If I plan to attend the annual meeting, should I still submit a proxy?

Whether you plan to attend the annual meeting or not, we urge you to submit a proxy card. Returning the enclosed proxy card will not affect your right to attend the annual meeting and vote in person.

How are votes counted?

We will hold the annual meeting if a quorum is present, which, under our bylaws, means holders of at least one-third of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you withhold, abstain or fail to vote on any of the proposals listed on the proxy card.

With respect to the election of directors, you are entitled to cumulate your votes, which means that you may cast all of your votes for any one nominee or distribute your votes among any three or more nominees. The number of votes you have the right to cast among the nominees is determined by multiplying the number of shares you own by three. If votes for a certain director nominee are withheld, those votes will be voted equally for the election of the other nominees. If votes for all director nominees are withheld, the votes will be counted to determine whether a quorum is present and will not be voted for any nominee. Cumulative voting is permitted only with respect to the election of directors. The three director nominees with the greatest number of votes will be elected as our Class I directors.

The ratification of the appointment of independent auditors will require the affirmative vote of a majority of the shares represented at the annual meeting.

For each of the shareholder proposals and any other items, if any, the affirmative vote of the holders of a majority of the shares represented at the meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If your shares are held in the name of a nominee, and you do not tell the nominee in a timely manner how to vote your shares (so-called “broker non-votes”), the nominee can vote them as he or she sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Non-contested elections for directors, as well as ratification of auditors, are usually considered routine matters. Broker non-votes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal.

What are the recommendations of our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors’ recommendations are set forth, together with the description of each item, in this proxy statement. In summary, our Board of Directors recommends a vote:

FOR the election of the nominated slate of Class I directors (see page 7);

FOR the ratification of selection of the independent registered public accounting firm as our independent auditors for 2006 (see page 22);

AGAINST Shareholder Proposal Number 1, requesting the Board of Directors to redeem or rescind our Shareholder Rights Agreement (see page 23);

AGAINST Shareholder Proposal Number 2, requesting the Board of Directors take steps to eliminate the division of the Board of Directors into three classes, one-third of which stands for election at each annual meeting, and providing instead that each director must stand for election each year (but without shortening the terms of any current directors) (see page 25).

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the annual meeting. The final certified results will be included in our quarterly report on Form 10-Q for the second quarter of fiscal 2006 that we will file with the Securities and Exchange Commission.

Will there be other matters proposed at the annual meeting?

Our bylaws limit the matters presented at our annual meeting to those properly presented at the meeting. Please refer to the next question for a description of requirements for shareholder proposals for our 2007 annual meeting. We do not expect any matters other than those set forth in this proxy statement to come before the annual meeting. However, if any other matter requiring a vote of shareholders is presented in a proper manner, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

When are 2007 shareholder proposals due if they are to be included in our proxy materials?

To be considered for inclusion in our proxy statement for the 2007 annual meeting of shareholders, a shareholder proposal must be received in our offices no later than January 16, 2007. Further information regarding the shareholder proposal process is set forth below under “Shareholder Proposals.”

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

How can I find more information about Team Financial, Inc.?

We file annual, quarterly and other reports and information with the Securities and Exchange Commission. The filings are available to the public at the Commission’s web site http://www.sec.gov. Our website, http://www.teamfinancialinc.com, has links to these filings as well under the heading “SEC Filings.” Our common stock is listed on NASDAQ National Market under the symbol “TFIN.”

STOCK OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned as of May 5, 2006 by:

•       each person whom we know beneficially owns more than 5% of our common stock;

•       each director, and the new nominee proposed to be elected to our board of directors at the annual meeting;

•       each of our executive officers; and

•       our directors and executive officers as a group.

	Common Shares Beneficially Owned
Names and Addresses of Beneficial Owner(1)	Number	Percent
Robert J. Weatherbie(2)	307,514	7.7%
8 West Peoria, Suite 200
Paola, Kansas 66071-0402
Michael L. Gibson(3)	242,117	6.1%
8 West Peoria, Suite 200
Paola, Kansas 66071-0402
Carolyn S. Jacobs(4)	117,071	2.9%
8 West Peoria, Suite 200
Paola, Kansas 66071-0402
R.G. (Gary) Kilkenny(5)	26,185	*
4304 West 115th
Leawood, Kansas 66211
Denis A. Kurtenbach(6)	4,425	*
8 West Peoria, Suite 200
Paola, Kansas 66071-0402
Keith B. Edquist	100,000	2.5%
12005 N. 72nd Street
Omaha, Nebraska 68122
Jerry D. Wiesner	1,100	*
2100 Baptiste Drive
Paola, Kansas 66071
Kenneth L. Smith(7)	1,800	*
5 East Terrace
Paola, KS 66071
Harold G. Sevy	3,000	*
Gregory D. Sigman	0	*
All executive officers and directors as a group (ten persons)	803,212	20.2%
Employee Stock Ownership Plan(8)	947,172	23.9%
8 West Peoria, Suite 200
P.O. Box 402
Paola, Kansas 66071-0402
Collective Reporting Group:(9)	382,300	9.6%
Peter W. Brown and Lynne K. Brown
McCaffree Financial Corporation
Carl McCaffree
Michael Zuk, Jr.
4701 West 110th Street
Overland Park, Kansas 66211

(1)    Unless otherwise indicated, the shares are held directly in the names of the named beneficial owners and each person has sole voting and sole investment power with respect to the shares. The participants in our Employee Stock Ownership Plan (the “Team Financial, Inc. Employees’ Stock Ownership Plan” or “ESOP”) direct the ESOP trustee with respect to all matters submitted to a vote of the shareholders. The ESOP trustee will vote the shares held under the ESOP only in the manner directed by the ESOP participants, as provided in the ESOP.

(2)    Includes 58,999 shares of common stock owned by Mr. Weatherbie’s wife and 340 shares owned by his minor children, over which shares he may be deemed to have shared voting and investment power. Includes 24,663 shares owned in a self-directed trust. Includes approximately 109,512 shares of common stock that have been allocated to Mr. Weatherbie’s account in our ESOP. Includes 114,000 shares which have vested pursuant to options issued under our 1999 stock incentive plan.

(3)    Includes 43,700 shares of common stock owned in a trust, over which Mr. Gibson may be deemed to have shared voting and investment power. Includes 14,000 shares owned in a self-directed trust. Includes approximately 114,517 shares of common stock that have been allocated to Mr. Gibson’s account in our ESOP. Includes 69,900 shares which have vested pursuant to options issued under our 1999 stock incentive plan.

(4)    Includes 10,000 shares of common stock owned by Ms. Jacobs’ husband’s revocable trust, over which she may be deemed to have shared voting and investment power. Includes 10,000 shares of common stock owned in a self-directed trust. Includes approximately 82,071 shares of common stock that have been allocated to Ms. Jacobs’s account in our ESOP. Includes 15,000 shares which have vested pursuant to options issued under our 1999 stock incentive plan.

(5)    Includes 15,545 shares owned jointly by Mr. Kilkenny and his wife and 10,640 shares owned by a corporation of which he is a principal. He may be deemed to have shared voting and investment power over all of these shares.

(6)    Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 500 shares owned by his wife, over which he may be deemed to have voting and investment power.

(7)    All 1,800 shares of common stock are owned jointly by Mr. Smith and his wife.

(8)    Our ESOP holds 947,172 shares of record which includes 16,000 unallocated shares as of the record date. Team Financial, Inc. is the ESOP trustee. Each ESOP participant directs the ESOP trustee as to the voting of shares allocated to such participant’s account on all matters submitted to a vote of the shareholders. An ESOP participant’s failure to provide voting directions to the ESOP trustee will be deemed to be a direction to vote in the manner specified in the instructions provided to the ESOP participant. Unallocated shares will be voted by the ESOP trustee in the same proportion on each issue as the allocated shares.

(9)    The following information for the following group of shareholders was obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about December 30, 2005. Mr. Brown is the indirect owner of 4,400 shares of common stock. Mr. Brown shares power to vote and dispose of 1,500 of such shares with his wife, Lynne K. Brown. Mr. Brown shares voting and dispositive powers of 1,500 of such shares with members of an investment club, Branch Growth Associates. Mr. Brown as successor co-trustee of the Schwartz Non-Marital Trust shares voting and dispositive powers with Leah Cohen of 1,400 of such shares of common stock held by the trust. McCaffree Financial Corporation (“MFC”) is the direct beneficial owner of 368,400 shares. As the holder of 80% of the outstanding voting securities of MFC, Mr. McCaffree is the indirect beneficial owner of the common stock. Mr. Zuk, Jr. is the direct beneficial owner of 5,500 shares of common stock. He is also the indirect owner of 4,000 shares of common stock which includes 1,000 shares owned jointly with his wife, Gayle Line Zuk, 2,000 shares owned by his mother-in-law, Mary A. Line, 500 shares owned by his brother-in-law, Richard M. Line, and 500 shares owned by his brother-in-law, Gordon L. Dugger, over which he may be deemed to have shared voting and investment power.

*       Less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during 2005 all executive officers, directors, and greater than 10% beneficial owners complied with the Section 16 (a) filing requirements.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS

Our Board of Directors is divided into three classes that serve three year terms. Each class’s terms expire in different years as shown below.

Class	Expiration
Class I	2006
Class II	2007
Class III	2008

The terms of our Class I Directors R.G. (Gary) Kilkenny, Gregory D. Sigman and Kenneth L. Smith), expire at the annual meeting. We propose the nominees Gregory D. Sigman, Kenneth L. Smith and Harold G. Sevy, each be elected to a three-year term expiring at our annual meeting in 2009. In the election of directors, you have the right to cumulate your votes. This means that you may cast all of your votes for any one nominee or distribute your votes amongst the three or more nominees in any amount you desire. The number of votes you have the right to cast is determined by multiplying the number of shares you own times three. If votes for certain director nominees are withheld, those votes will be distributed to the remaining director nominees. If votes for all director nominees are withheld, the votes will not be voted for any nominee. If no instructions are given, the shares will be voted equally for the election of all nominees.

Your Board of Directors recommends a vote FOR the election of Gregory D. Sigman, Kenneth L. Smith and Harold G. Sevy. Proxies solicited by your Board of Directors will be voted FOR them unless instructions are given to the contrary.

The following sets forth certain information with respect to the three Class I nominees, our other directors who are expected to serve in such capacity after the annual meeting, and our executive officers.

Name	Age	Position	Officer or Director Since
Non-Independent Directors
Robert J. Weatherbie	59	Chief Executive Officer and Chairman of The Board	1986
Michael L. Gibson	59	President of Investments, Chief Financial Officer and Director	1986
Carolyn S. Jacobs	62	Director	1986
Independent Directors
Denis A. Kurtenbach	70	Director(2)(5)	1995
Keith B. Edquist	61	Director(1)(3)(5)	2002
Kenneth L. Smith	63	Director and Nominee(2)	2004
Jerry D. Wiesner	49	Director(1)(4)(5)	2005
Gregory D. Sigman	56	Director and Nominee(6)	2006
Harold G. Sevy	55	Nominee	NA

(1)            Member of the Audit Committee in 2005 and currently serving.

(2)            Member of Executive Compensation Committee in 2005 and currently serving.

(3)            Member of Executive Compensation Committee in 2005 and not currently serving.

(4)            Member of Executive Compensation Committee as of April 13, 2006.

(5)            Member of Nominating Committee.

(6)            Member of Audit Committee as of April 25, 2006.

Robert J. Weatherbie has served as our Chief Executive Officer since September 1995, and Chairman of the Board and director since May 1986. Effective January 2004, Mr. Weatherbie was appointed President and Chief Executive Officer of TeamBank N.A. Prior to 1986 he was an executive officer of TeamBank, N.A., formally known as Miami County National Bank, for 13 years. Mr. Weatherbie is a director of Colorado National Bank. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas, in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking—Kansas City Chapter.

Michael L. Gibson has served as an executive officer and director since May 1986 and as President of Investments and Chief Financial Officer since September 1995. Prior to 1986 he was an executive officer for TeamBank, N.A., formerly known as Miami County National Bank, for 15 years. He obtained a Bachelor’s degree from Kansas State University in Manhattan, Kansas in 1970, and graduated from the Colorado School of Banking at the University of Colorado, the Intermediate School of Banking in Lincoln, Nebraska, and the American Institute of Banking—Kansas City Chapter. He is a member and a former President of the Kansas Bankers Association and Chairman of the Kansas Bankers Association Federal Affairs Committee and a member of the Governing Council. He also currently serves on the American Bankers Association Government Relations Council.

Carolyn S. Jacobs has served as our Treasurer and director since May 1986 and has been a director of TeamBank, N.A. since 1990. She has been Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. Ms. Jacobs has attended the American Institute of Banking—Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association.

Denis A. Kurtenbach has served as a director of Team Financial, Inc. since December 1995. Prior to serving as a director at Team Financial, Inc., he served as a director of Miami County National Bank, the predecessor to TeamBank, N.A., for 13 years. He is a retired Chairman and director of Pemco, Inc., a privately held construction management company and former officer for Carrothers Construction Company, L.L.C. and Triangle Builders, L.L.C. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. He is also a director of the Kansas Contractors Association. Mr. Kurtenbach graduated in 1962 with a Bachelor’s Degree in Civil Engineering from South Dakota State University.

Keith B. Edquist has served as a director of Team Financial, Inc. since June 2002. Mr. Edquist was a Director of First United Bank of Bellevue and was the Chairman of the Board of Fort Calhoun State Bank, both of which merged into TeamBank, N.A. He has been a director of TeamBank, N.A. since June 1999. Mr. Edquist currently serves as a member of the Bellevue University Board of Directors in Bellevue, Nebraska. He was a director of Omaha Public Power from 1980 to 1999, where he served as Vice President, Treasurer, and Chairman of the Board. He is the owner and operator of North Omaha Airport of Omaha, Nebraska and attended the University of Nebraska, Omaha.

Kenneth L. Smith was elected to the Board of Directors effective April 16, 2004 filling a position on the Board as a result of a director’s retirement. Mr. Smith has been President and principal owner of G.K. Smith & Sons, Inc., a mechanical contracting firm since 1987. He continues to serve on the Board of Directors for TeamBank N.A. where he has been a director since 1992. Throughout his career, he has served on the board of directors for several community organizations. Mr. Smith was one of the organizers of the Miami County Economic Development Corporation and served on the original Board of Directors for two terms.

Jerry D. Wiesner was elected to the Board of Directors effective May 24, 2005. Mr. Wiesner has served as the Administrator and Vice President/Chief Operating Officer of Miami County Medical Center since 1991. Mr. Wiesner also has prior experience as an auditor for Grant Thornton. He holds an MBA from Kansas State University and is a CPA and a Fellow in the Healthcare Financial Management Association, as well as a member of the Kansas Society of Certified Public Accountants. Mr. Wiesner continues to serve on the Board of Directors for TeamBank N.A. where he has been a director and member of the audit committee since 1998. On June 21, 2005, the Board of Directors appointed Mr. Wiesner to the Company’s Audit Committee and on April 13, 2006 the Board of Directors appointed Mr. Wiesner to the Company’s Executive Compensation Committee.

Harold G. Sevy, a nominee as a Class I Director whose term would expire in 2009 if elected, is a Magna Cum Laude graduate of Washburn University and received a Master’s Degree in Science from Fort Hays State University. Since 1994, Mr. Sevy has served as the president of W.H. Debrick Co., Inc, a construction company. In addition, he is currently a managing partner of several real estate development companies. Mr. Sevy continues to serve on the Board of Directors of TeamBank, N.A. where he has been a director since 1985, and has served on the audit and executive review committees and as chairman of the compliance committee.

Gregory D. Sigman was elected to the Board of Directors effective April 25, 2006 as a Class I Director. Mr. Sigman is a graduate of the University of Missouri, Columbia, where he received a degree in accounting and he is a CPA who is a member of the American Institute of Certified Public Accountants and the Kansas and Missouri Societies of Certified Public Accountants. Mr. Sigman has been an owner and chief executive officer of Sigman & Co., PC, a CPA firm, since 1998. During the period 1983 to 1998, Mr. Sigman was partner and/or shareholder of other CPA firms. Mr. Sigman has nine years of prior auditing experience with Touche, Ross & Co.

There are no family relationships between or among any directors, nominees or executive officers and none of such persons serve as a director of any other company required to file reports under the Securities Exchange Act of 1934 or which is registered as an investment company under the Investment Company Act of 1940.

Board and Corporate Governance Matters

Membership on the Board

Directors are elected for three-year terms expiring in different years based on assigned member class. Any vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors. Any director elected to fill a vacancy shall hold office for the unexpired term of his predecessor. The directors’ and nominees’ class and terms are as follows:

Class	Expiration	Members
Class I	2006	R.G. (Gary) Kilkenny, Kenneth L. Smith, Gregory D. Sigman
Class II	2007	Michael L. Gibson, Jerry D. Wiesner and Robert J. Weatherbie
Class III	2008	Keith B. Edquist, Dennis A. Kurtenbach and Carolyn S. Jacobs

The Board has determined that directors Kenneth L. Smith, Keith B. Edquist, Denis A. Kurtenbach, Jerry D. Wiesner, and R.G. (Gary) Kilkenny, and Gregory D. Sigman and nominee, Harold G. Sevy are independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200.

Committees of the Board

Our Board of Directors has three standing committees. The function and membership of each committee and the number of times it met in 2005 is discussed below.

Audit Committee

The members of the Audit Committee during 2005 included Lloyd A. Byerhof, Keith B. Edquist, Jerry D. Wiesner and R.G. (Gary) Kilkenny. The current members are Jerry D. Wiesner, Keith B. Edquist, R.G. (Gary) Kilkenny, and Gregory D. Sigman. The Audit Committee met four times during 2005. Lloyd A. Byerhof was appointed Chairman of the Audit Committee on September 28, 2004 and served in that capacity until April 22, 2006. Jerry D. Wiesner was appointed to the Audit Committee on June 21, 2005 and Keith B. Edquist was reassigned to the Compensation Committee at that time. On April 25, 2006, Mr. Wiesner was appointed Chairman of the Audit Committee.

The primary function of the Audit Committee is to assist our Board in its oversight of the financial reporting process. The Audit Committee selects our independent auditors, reviews the scope and results of the auditor’s services, approves auditor’s fees and reviews the financial reporting and internal control functions. The Audit Committee performs duties set forth in its amended written charter, which was adopted by the Board of Directors March 29, 2004 and included with our proxy materials for the annual meeting of shareholders which was held on June 21, 2005.

The Board has determined that each member of the Audit Committee is independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200. The Board has identified Directors Gregory D. Sigman and Jerry D. Wiesner each as an “Audit Committee Financial Expert” as defined in Item 401(h) of the Securities and Exchange Commission Regulation S-K.

Executive Compensation Committee

The members of our Executive Compensation Committee in 2005 were Denis A. Kurtenbach, Kenneth L. Smith, Keith B. Edquist, and R.G. (Gary) Kilkenny. The current members are Denis A. Kurtenbach, Kenneth L. Smith and Jerry D. Wiesner. Our Board has determined that members of our Executive Compensation Committee are independent within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ rule 4200. This Committee met six times during 2005. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, this Committee approves the compensation of the Chief Executive Officer, Chief Financial Officer, and any other officers deemed appropriate. In addition, this Committee administers our Stock Incentive Plan.

Nominating Committee

On April 17, 2006, the Board of Directors adopted a resolution appointing a Nominating Committee comprised solely of directors who meet the independence requirements set forth in NASDAQ rule 4200. In the past we have not had such a committee, because the Board of Directors as a whole determined Board nominations. On April 25, 2006, the Board of Directors approved a charter for the Nominating Committee which is attached hereto as Exhibit A. The charter is also available on our website, www.teamfinancialinc.com. All of the research regarding director nominees for the 2006 annual meeting was performed by the Board of Directors sitting as a nominating committee prior to the April 17, 2006 formation of the Nominating Committee and the information was then referred to the Nominating Committee. The Committee followed the Board’s previous policy of nominating board candidates based on whom they believe will be effective in serving the long-term interests of the Company and its shareholders. Candidates were evaluated based upon their backgrounds and the need for any required expertise on the Board and its committees. The Nominating Committee first met on April 17, 2006, and was directed by the Board to evaluate the need for the adoption of a formal charter. The nomination of the director nominees for the 2006 annual meeting was approved by a majority of the Nominating Committee, with the Board of Directors then ratifying the Committee’s recommendations. All of the nominees submitted for election as a director at the annual meeting were recommended by a non-management director.

Our Nominating Committee will consider a candidate for a director position proposed by a shareholder. A candidate must be highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board. A shareholder wishing to propose a candidate for the Board’s consideration should forward the candidate’s name and the information about the candidate’s qualifications to Team Financial, Inc., Board of Directors, Nominating Committee, Attn: Chairman, 8 West Peoria, Suite 200, Paola, Kansas 66071. Any submission must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employers’ names and descriptions of the employers’ businesses, educational background and any other biographical information that would assist the Board in determining the qualifications of the individual. The Nominating Committee will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at the annual meeting. The Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

Board Compensation

Our non-employee directors receive an annual fee of $10,000 and $300 per board meeting attended. Non-employee directors who serve as Chairmen of our board committees receive $500 for each committee meeting they chair. Our non-employee directors who serve on our board committees receive $300 for each committee meeting they attend.

Attendance at Board and Committee Meetings

The Board of Directors had twelve regularly scheduled meetings during 2005. Each director attended at least 80% of the meetings in person or telephonically. Although we do not have a formal policy regarding director attendance at the shareholder meeting, directors are encouraged to attend. All members of the Board of Directors attended the 2004 annual shareholder meeting, with the exception of R.G. (Gary) Kilkenny.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to all employees including executive officers, directors and principal accounting officers. The Code of Ethics is available on our website at www.teamfinancialinc.com.

Certain Relationships and Related Transactions

Our executive officers, directors and principal shareholders and businesses they control may be customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks and/or by the banks’ boards of directors. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. At December 31, 2005, the aggregate balance of loans and advances under extensions of credit made by the subsidiary banks to these persons was approximately $1,510,000.

Since 1996, we have employed Sean Weatherbie as a network administrator. Sean Weatherbie is the son of our Chairman, Robert J. Weatherbie. Sean Weatherbie earned approximately $68,000 and received standard employee benefits in 2005, and his employment with us has continued in 2006.

Audit Committee Report

In the performance of its oversight function, our Audit Committee has considered and discussed our audited financial statements with management and the Company’s independent auditors. The Audit Committee has also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether other non-audit services provided by the independent auditors to us is compatible with maintaining the auditor’s independence and has discussed this with the auditors.

Based on the disclosures and discussions described in this proxy statement, and procedures completed while performing the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to our board of directors that the 2005 audited financial statements be included in our Annual Report on Form 10-K for the Year Ended December 31, 2005 filed with the Securities and Exchange Commission.

Our Audit Committee has determined to continue the services of KPMG LLP for the current fiscal year ending December 31, 2006. These services will include the examination of our consolidated financial statements for the fiscal year ending on such date and other appropriate accounting services.

Submitted by the Audit Committee:   Dated May 5, 2006
Keith B. Edquist, R.G. (Gary) Kilkenny, Gregory D. Sigman and Jerry D. Wiesner

Compensation Committee Report on Executive Compensation

Our executive compensation policy is intended to be competitive with bank holding companies of comparable asset size. The policy is intended to offer an incentive for operating performance. The overall executive compensation program is designed to retain and reward on both a short-term and long-term basis. The Executive Compensation Committee (“Committee”) pays particular attention to the total compensation paid to the chief executive officers of other bank holding companies taking into consideration the relative size of those companies and the experience of their chief executive officers. The Committee uses information from public sources as well as paid consultants in evaluating its policies and the application of those policies to compensation decisions regarding our executive officers.

The principal elements of our executive compensation program for the fiscal year ended December 31, 2005, applicable to our Chief Executive Officer were as follows:

•       The salary level is reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with bank holding companies of comparable size. Factors included in the comparison are relative size of companies, both currently and over a period of time, and the experience and responsibility of the individual. After study of comparable data provided from a variety of sources, the Committee approves the salary level after consideration of both internal and external information as set forth above. In establishing the base salary, the Committee does not assign any weight to any particular factor.

•       Cash bonus awards are considered annually. In awarding bonus payments, factors considered by the Committee include a review of our financial performance as determined by our net income growth, return on equity, and asset growth, and the performance of our Chief Executive Officer in achieving certain performance targets. There were no cash bonuses paid in 2004 and 2003. The cash bonus paid in 2005 was based upon the performance factors for net income growth, return on equity, and asset growth being met. A discretionary bonus was paid to the Chief Financial Officer based upon the attainment of the performance factors achieved by the Company. The Committee has the option to require the Chief Executive Officer to use a percentage of the cash bonus, if any, to purchase our common stock in the open market, subject to any limitations under federal or state securities laws. The percentage varies from year to year.

•       Stock Options are also awarded annually to the Chief Executive Officer and certain other executives, including the Chief Financial Officer. They are awarded to provide the Chief Executive Officer and to other officers with long-term incentives for profitable growth and to closer align our Chief Executive Officer and other executives with the interests of our shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on our performance as well as the degree of importance in providing an incentive to the individual to stay with us over time. The Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding.

•       Participation is also granted in our non-qualified salary continuation plan eligible for certain eligible officers in our organization, including the Chief Executive Officer, whereby the officer will receive benefits commencing after retirement. The annual benefit for the Chief Executive Officer is based upon 65% of the highest base salary for any three years in the ten-year period immediately preceding retirement multiplied by the vested lifetime percentage. See “Salary Continuation Plan” below for further information on the terms of this plan. An executive’s participation in the plan is also contingent upon the executive’s agreement to sign a non-competition and non-solicitation agreement with the Company.

•       The deferred compensation program is a non-qualified plan for officers whereby the officer may defer a stated percentage of salary up to 10% of compensation. We match 25% of the deferral amounts made by our Chief Executive Officer. We accrue interest on the deferral amounts based on a modified return on equity calculation, which includes the return on equity of TeamBank N.A., net of core deposit intangible asset amortization, subject to a 6% minimum and a 12% maximum rate. See “Deferred Compensation Program” below for further information.

•       We provide split dollar life insurance benefits to certain officers, including the Chief Executive Officer, to encourage the officers to continue their employment with us. The policy will remain in full force and effect upon a change in control of our capital stock unless the insurance policy is replaced with a comparable policy to cover the benefit provided to the officer. Please see “Split Dollar Life Insurance Benefit” below for further information on this benefit.

Other elements of compensation offered to the Chief Executive Officer and to all other eligible employees include participation in a 401(k) deferred contribution program, our Employee Stock Ownership Plan, our insurance benefit package, and our organization-wide performance based bonus program.

Submitted by the Executive Compensation Committee:   Dated May 5, 2006
Denis A. Kurtenbach, Kenneth L. Smith and Jerry D. Wiesner

Executive Compensation

The following table sets forth summary information regarding the compensation earned for services rendered in all capacities during 2005, 2004 and 2003 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 2005 exceeded $100,000:

	Annual Compensation				Long Term Compensation
					Awards	Payouts
				All Other	Securities
Name and			Bonus	Compensation	Underlying	All Other
Principal Position	Year	Salary	(1)	(2)	Options/SARS	Compensation
Robert J. Weatherbie	2005	$250,000	75,000	$24,054	15,000	$135,186	(3)
Chairman of the Board and	2004	233,000	—	24,363	15,000	117,828	(3)
Chief Executive Officer	2003	215,822	—	18,206	15,000	88,523	(3)
Michael L. Gibson	2005	164,750	45,000	19,997	10,000	87,303	(4)
President of Investments and	2004	159,750	—	22,860	10,000	79,998	(4)
Chief Financial Officer	2003	156,687	—	16,315	10,000	61,046	(4)
Frank J. Connealy	2005	165,000	20,000	6,500	—	—
Chief Accounting Officer(5)

(1)            Represents bonuses earned and later paid in cash.

(2)            Perquisites paid by the Company to Mr. Weatherbie include $17,155, $16,146, and $13,635 for fiscal years 2005, 2004 and 2003, respectively for Company automobile usage. For Mr. Gibson, perquisites paid by the Company include $11,640, $12,925, and $12,529 for fiscal years 2005, 2004, and 2003, respectively for Company automobile usage. The amount set forth for Mr. Connealy in 2005 represents a $6,000 signing bonus and a $500 car allowance. No other perquisites exceeded 25% of the amounts disclosed.

(3)            Includes funds contributed to Mr. Weatherbie’s account in connection with our salary continuation plan of $104,380, $90,092 and $59,503 for 2005, 2004 and 2003 respectively; funds contributed to Mr. Weatherbie’s account in connection with our deferred compensation program of $9,616, $8,962 and $8,409 for 2005, 2004 and 2003, respectively; funds contributed to Mr. Weatherbie’s account for contributions to the Employee Stock Ownership Plan of $7311 for 2005, $8,824 for 2004 and $10,993 for 2003; and funds contributed to Mr. Weatherbie’s account for contributions under the deferred savings 401(k) plan of $6,300 for 2005, $6,150 for 2004 and $6,000 for 2003. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $4,054 for 2005, $3,800 for 2004 and $ 3,618 for 2003.

(4)            Includes funds contributed to Mr. Gibson’s account in connection with our salary continuation plan of $68,505, $61,862 and $43,821 for 2005, 2004 and 2003, respectively; funds contributed to Mr. Gibson’s account in connection with our deferred compensation program of $5,994 for 2005, $6,145 for 2004 and $6,117 for 2003; funds contributed to Mr. Gibson’s account for contributions to the Employee Stock Ownership Plan of $6,159 for 2005, $7,038 for 2004 and $7,967 for 2003; and funds contributed to Mr. Gibson’s account for contributions under the deferred savings 401(k) plan of $1,769 for 2005, $1,226 for 2004 and $795 for 2003. Also includes the value of premiums paid by us in connection with life insurance policies issued pursuant to a split dollar life insurance agreement of $3,936, $ 3,727 and $2,346 for 2005, 2004 and 2003, respectively.

(5)            Mr. Connealy resigned as of March 2, 2006 and served since November 21, 2005. Actual salary received during 2005 was $23,721.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock can be issued under the plan through 2008 in annual increments of no more than 9,950 plus unissued shares from previous offerings whether purchased or not. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the close of December 1st prior to the commencement of each offering period. At December 31, 2005, there were 447,987 shares of common stock available under this plan.

1999 Stock Incentive Plan

In May 1999, as amended in March 2000, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 470,000 shares of our common stock were available to be issued under the plan. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our Board of Directors, or the Board can designate a committee composed of at least two non-employee directors to administer the plan. Our Executive Compensation Committee has been designated to administer the plan. The committee determines the participants in the plan, the types of awards they are to be granted and the terms and conditions of all awards. As of May 5, 2006, we had outstanding options to acquire 66,500 shares of our common stock for $14.30, 39,750 shares of our common stock for $12.19, 39,750 shares of our common stock for $12.41, 43,950 shares of our common stock for $10.10 per share, 34,850 shares of our common stock for $8.32 per share, 47,050 shares of our common stock for $6.63 per share, and 70,000 shares of our common stock for $8.94 per share. The options to acquire shares of our common stock were issued at the fair market value on the date of grant.

The following table sets forth certain information regarding stock options granted to our named executives during 2005 from our 1999 Stock Incentive Plan.

Option Grants in Last Fiscal Year

	Individual Grants				Potential
		% of Total			realizable value at
	Number of	Options			assumed annual
	Shares	Granted to	Exercise		rates of stock price
	Underlying	Employees	or Base		appreciation for
	Options	in Fiscal	Price	Expiration	option term
Name and Principal Position	Granted(1)	Year	($/Share)	Date	5%	10%
Robert J. Weatherbie	15,000	28%	$12.19	1/1/2015	$115,031	$291,511
Chairman of the Board and Chief Executive Officer
Michael L. Gibson	10,000	18%	12.19	1/1/2015	76,687	194,341
President of Investments and Chief Financial Officer

(1)            Options granted vest over a period of up to three years depending on the type of grant.

The following table sets forth the aggregate options held by our named executive officers. No options were exercised by the specified officers in 2005.

Aggregated Option Exercise and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Options Exercisable/Unexercisable	Value of Unexercised In-the Money Options December 31, 2005 Exercisable/Unexercisable
Robert J. Weatherbie	—	—	114,000 / 15,000	$616,780 / 30,510
Chairman of the Board and Chief Executive Officer
Michael L. Gibson	—	—	69,900 / 10,100	$355,874 / 20,536
President of Investments and Chief Financial Officer

Employment Agreements

On January 1, 2006, we entered into a three-year employment agreement with Mr. Weatherbie under which he receives a base annual salary of $262,500 for 2006, an annual bonus not to exceed 50% of Mr. Weatherbie’s annual base salary to be determined at the discretion of the Compensation Committee of the Board of Directors, life insurance, personal use of a Company-owned automobile, a home office expense allowance, business club dues, and participation in all other benefits received by our employees. Under certain circumstances, such as his death or disability, we have also agreed to pay Mr. Weatherbie or his estate not less than $500,000. We have obtained life insurance and disability insurance for these contingencies. In the event of termination of Mr. Weatherbie’s employment without cause, he will be entitled to payments equal to his annual base salary for the longer of one year or the remaining term of the agreement discounted at 8% annually, along with reimbursement for out-of-pocket expenses incurred for professional and tax advice not to exceed 25% of his annual base salary. He would also be entitled to continue participation in our medical, dental, life and disability insurance plans in effect at the time of termination, a home office allowance for one year and business club dues for one year. In addition, all stock options previously granted would accelerate and become exercisable, and the title of the automobile furnished by the Company for him in use at the time of termination would transfer to Mr. Weatherbie.

We have also entered into an employment agreement with Mr. Gibson, effective January 1, 2006, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Mr. Gibson’s annual base salary for 2006 is $172,987.

Employee Stock Ownership Plan

The ESOP is a restatement and continuation of a plan previously maintained by our predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used in establishing our company and financing the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to our common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which are held in a suspense account until the loan is paid. As of May 5, 2006 the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Allocations are also potentially subject to certain maximums.

Retirement benefits under the ESOP depend on the amount of an employee’s account balance at death, disability, separation from service or retirement, and there is no fixed amount.

Employees are eligible to participate in the ESOP on January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP’s contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies or becomes disabled or attains age 65 in the plan year. Following three years of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after seven years. However, if a participant dies or is disabled while still employed, a participant becomes 100% vested immediately.

Salary Continuation Plan

In July 2001, we adopted a non-qualified salary continuation plan for certain members of our management employees and officers whereby the participant will receive benefits for 10 years commencing after retirement. The annual benefits for our executive officers is 65% of the highest base salary paid to the executive for any three years in the five to ten year period immediately preceding retirement or termination of employment. Benefits under the plan for Messrs Weatherbie and Gibson are fully vested. Amounts and timing of benefits are as follows:

•       Normal Retirement—Generally, if termination of employment is due to normal retirement age at 65, the officer is entitled to the full annual benefits paid in a lump sum or in equal monthly installments.

•       Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the officer is entitled to the vested portion of the annual benefits which is to be paid in a lump sum to the officer. However, no benefits are payable if employment is terminated due to (i) the officer’s gross negligence or gross neglect of his or her duties, (ii) conviction in a court involving moral turpitude in connection with the officer’s employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the officer’s employment and resulting in an adverse effect on us and personal benefit to the officer, or (iv) the officer committing suicide (or, making any material misstatement of facts on any application for life insurance purchased by the company).

•       Disability—If employment is terminated due to disability, the officer is entitled to the vested portion of the annual benefits which is payable at the election of the officer in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (iii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

•       Death—If the officer dies while employed by us and prior to receiving any benefits under the plan, the officer will not be entitled to any benefits under the plan. If the officer dies while receiving monthly payments under the plan, benefits cease in the month following death.

•       Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our board of directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the officer is entitled to fully vested annual benefits to be paid in a lump sum.

We may terminate the plan at any time provided we pay our officers in a lump sum the amount vested under the plan at such date of termination.

Deferred Compensation Program

In January 2002, we adopted a non-qualified deferred compensation program for certain members of our management employees and officers whereby the participant may defer from 1% to 10% of their base salary. Executive officers, consisting of Messrs. Weatherbie and Gibson, are required to defer at least 5% of their base salaries under the program. We make matching contributions of 25% of these officers’ deferrals under the program. We also pay interest, compounded monthly, on the deferral accounts at a rate equal to the modified return on the equity of TeamBank N.A.; provided, however, that such interest rate may not be less than 6% or greater than 12%. Payment and timing of benefits are as follows:

•       Normal Retirement—If termination of employment is due to normal retirement at age 65, the officer is entitled to the full amount in the deferral account paid in equal monthly installments over a ten-year period.

•       Termination of Employment Prior to Normal Retirement—If employment is voluntarily or involuntary terminated (other than by disability, death or change in control), the officer is entitled to the full amount in the deferral account which is to be paid in a lump sum to the officer. However, the officer will not be entitled to any matching amounts or interest credited by us if employment is terminated due to (i) the officer’s gross negligence or gross neglect of his or her duties, (ii) conviction in a court involving moral turpitude in connection with the officer’s employment, (iii) fraud, disloyalty, dishonesty or willful violation of our policies committed in connection with the officer’s employment and resulting in an adverse effect on us and personal benefit to the officer, or (iv) the officer committing suicide or making a material misstatement of fact in any application for life insurance purchased by us.

•       Disability—If employment is terminated due to disability, the officer is entitled to the full amount in the deferral account which is payable at the election of the officer in (i) a lump sum upon termination of employment due to the disability (ii) a lump sum at age 65, or (iii) equal monthly installments over 10 years beginning at age 65 with a credit for interest at the rate of 7.5% compounded monthly on the remaining balance of the benefit owed.

•       Death—If the officer dies while employed by us and prior to receiving any benefits under the program, the officer will not be entitled to any benefits under the program. If the officer dies while receiving monthly payments under the plan, benefits cease in the month following death.

•       Change of Control—If employment is terminated in connection with a change in control of our company, such as by acquisition, merger, change in ownership of 50% or more of our outstanding voting stock, or change in the majority of members of our Board of Directors pursuant to a contested transaction (such as a tender offer, exchange offer or contested election), the officer is entitled to the full amount in the deferral account to be paid in a lump sum.

We may terminate the program at any time provided we pay our officers in a lump sum the amount vested under the program at such date of termination.

Split Dollar Life Insurance Benefit

We provide split dollar life insurance benefits to certain management employees, including our executive officers. Under the agreements, we pay the premiums on the life insurance polices. We are the owner of the life insurance policies. If the covered employee dies, we are entitled to the greater of (i) the cash surrender value of the policy as of the date of death plus reimbursement for all payments we have made to the employee under the Salary Continuation Plan and the Deferred Compensation Program discussed above, or (ii) the aggregate premiums paid on the insurance policy less any outstanding indebtedness to the insurer. The covered employee’s survivors or estate will receive an amount equal to the death proceeds minus the cash surrender value on the date of death.

Non-Competition Agreements

In connection with the benefit plans discussed above, we have required our named executive officers to sign non-competition agreements which provide that for a period of 12 months following voluntary or involuntary termination of employment, the executive will not (i) engage in competition with us by working with another person or organization that sells any product or service sold by us in a geographic area within a 30 mile radius of any of our locations (ii) solicit, contact, or communicate with our customers or prospective customers for purposes of distributing, marketing or selling any product or service that we market.

Other Employee Plans

We have a 401(k) plan and an employee performance bonus plan that covers all of our employees, including executive officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee’s contribution up to a maximum contribution of 6% of the employee’s salary. The bonus plan utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, productivity and asset quality growth. Our employees, including executive officers, must exceed the performance of the previous year to earn a bonus.

Shareholder Return Performance Graph

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Team Financial, Inc.	100.00	125.82	153.53	194.13	201.07	231.32
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL Midwest Bank Index	100.00	102.20	98.59	126.20	142.40	137.21

Source: SNL Financial LC, Charlottesville, VA © 2006

Independent Auditors

We have engaged the firm of KPMG LLP as independent auditors to audit and report to our shareholders on our financial statements for the years 1993 through 2005. During all years, which KPMG LLP has served as our independent auditors, there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Independent Auditor Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2005 and 2004, and fees billed for other services rendered by KPMG LLP.

	Fiscal Year Ended December 31, 2005	Fiscal Year Ended December 31, 2004
Audit Fees(1)	$160,000	$144,400
Audit Related Fees(2)	20,200	16,800
Tax Fees(3)	66,750	107,000
All Other Fees	—	—
Total	246,950	268,200

(1)         Audit fees consisted of fees for services provided in connection with the audit of the annual financial statements and review of the quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings.

(2)         Audit related fees consisted of audits of financial statements of certain employee benefit plans, agreed upon procedures related to public funds on deposit and accounting consultation.

(3)         Tax fees consisted of tax compliance and tax consultation.

Preapproval of Services

The Audit Committee is required under the Sarbanes Oxley Act of 2002 and related Securities Exchange Commission and NASDAQ rules to approve all auditing services and non-audit services provided by the independent auditors prior to the commencement of the services. Since these rules became effective, all services in audit fees, audit related fees, tax fees and all other fees were approved by the Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has engaged the firm of KPMG LLP as independent auditors for the year ending December 31, 2006. Although your approval of the engagement of independent auditors is not required by law, we desire to solicit your ratification. If the appointment of KPMG LLP is not approved by a majority of the shares represented at the meeting, we will consider the appointment of other independent auditors for 2006. Moreover, if satisfactory arrangements as to the timing and costs of the 2006 audit can not be made, we reserve the right to engage another accounting firm.

We recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for the year 2006 subject to the discussion above. Proxies given to us will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

SHAREHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders, proposals of shareholders must be received by us at our principal executive offices at 8 West Peoria, Suite 200, Paola, Kansas 66071, no later than January 16, 2007. Proposals should be sent to the attention of the Secretary. Any such proposals shall be subject to the requirements of the proxy rules and regulations under the Securities Exchange Commission.

Our annual meeting of shareholders is typically held on the third Tuesday of June each year.

SHAREHOLDER PROPOSAL NUMBER 1

Proposal regarding Shareholder Rights Agreement

McCaffree Financial Corporation, 4701 West 110th Street, Overland Park, Kansas 66211, which holds 358,300 shares of common stock, has notified us that it intends to submit the following proposal at this year’s meeting:

RESOLVED, that the shareholders of the Company request that the Board of Directors cause the Company to: (a) hold a meeting of shareholders as soon as practical to vote for or against the Rights Agreement, dated as of June 3, 1999 (the “Rights Agreement”); (b) redeem the rights (the “Rights”) under the Rights Agreement, or otherwise terminate the Rights Agreement, unless approved by an affirmative vote of a majority of shares of the Company entitled to vote at such meeting of shareholders; and (c) refrain from adopting any similar plan without first obtaining shareholder approval.

On June 3, 1999, the Board of Directors declared a dividend of one Right for each share of the Company’s common stock. Generally, the shareholders may exercise the Rights only when a person or group acquires, or through an exchange or tender offer attempts to acquire, a beneficial interest in 15% or more of the Company’s common stock. Shareholders—other than the person or group attempting to acquire 15%—may then exercise the Rights and receive stock at a fraction of its fair market value. The Company may redeem the Rights for $.001 per Right.

These Rights represent a corporate anti-takeover device, commonly known as a “poison pill.” Activation of the Rights under the “poison pill” is intended to prevent potential buyers from proceeding with offers to buy shares, unless the Board approves such an offer. In our opinion, activating the Rights could make many proposed acquisitions financially unworkable. A potential buyer cannot take its offer directly to shareholders even if an overwhelming majority of shareholders would have accepted the offer. A potential buyer must instead negotiate with the incumbent Board and management. In the event of a third party offer, members of the Company’s Board and management could have interests (such as maintaining their current positions) that conflict with shareholders’ interests, including the ESOP participants. We believe shareholders should be allowed to decide for themselves what represents a fair price for their stock.

Under basic principles of corporate governance, decisions affecting a corporation’s existence should be made by shareholders. These decisions include deciding when and on what terms shareholders wish to sell their shares. As the SEC has stated, shareholder rights plans which require that any tender offer obtain the approval of a target’s board “frustrates the shareholder choice that Congress and the Commission have viewed as being in the shareholders’ interest.” By adopting the poison pill, the Board has effectively taken from shareholders the power to pass on all bids for the Company’s shares, and has improperly taken from shareholders, without their consent, a fundamental right of share ownership.

MCCAFFREE FINANCIAL CORPORATION URGES SHAREHOLDERS TO VOTE FOR THIS RESOLUTION.

—Position of the Board of Directors with respect to Shareholder Proposal Number 1—

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NUMBER 1.

Our Rights Agreement, together with our other shareholder protection measures, is intended to encourage anyone who may want to acquire control of the Company to negotiate directly with your Board of Directors to reach terms that are fair and in the best interests of all shareholders. Our Rights Agreement does this by making a takeover prohibitively expensive unless the board redeems the share purchase rights that have been issued under the Rights Agreement.

It is not certain how giving up this important bargaining tool would address any of the issues raised by the proponent of this proposal. On the other hand, without a shareholder rights plan your board would lose an important bargaining tool in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative to a hostile takeover offer. There is ample evidence that shareholder rights plans, in the hands of a responsible board, can create shareholder value. A study by two business school professors published in September 2000 concluded that rights plans “contribute to premiums and higher shareholders gains.” The same study also concluded that such plans do not “materially alter the likelihood of takeover success.” Randall A. Heron & Erik Lie, (2000) “On the Use of Poison Pills and Defensive Payouts by Targets of Hostile Takeovers”.

A more recent study published in early 2004 by Institutional Shareholder Services and Georgia State University found that strong shareholder protection measures were correlated with, among other things, higher shareholder returns over three-, five- and ten-year periods, stronger profitability measures and higher dividend payouts and dividend yields. Lawrence D. Brown, Marcus L. Caylor, (2004). “The Correlation Between Corporate Governance and Company Performance.”

These results confirm the value to shareholders of retaining the Rights Agreement. If the Board were to determine that an offer to acquire the Company was fair and in the best interests of shareholders, the Board would redeem the share purchase rights and permit the offer to proceed. However, to discontinue the Rights Agreement prior to receiving a fair offer would leave our shareholders unprotected from unsolicited and potentially coercive and unfair offers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” SHAREHOLDER PROPOSAL 1.

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote AGAINST approval of this shareholder proposal.

SHAREHOLDER PROPOSAL NUMBER 2

Proposal to Declassify Board of Directors

Lynne K. Brown, 10206 Delmar, Overland Park, Kansas 66207, who holds 1,500 shares of common stock, has notified us that she intends to submit the following proposal at this year’s meeting:

RESOLVED, that the stockholders of Team Financial, Inc. (the “Company”) request that the Board of Directors take the necessary steps to eliminate the classes of the Board of Directors and to require that all directors stand for election annually. This Board declassification may be done in a manner that does not affect the unexpired terms of directors previously elected.

I believe the election of directors is the most powerful way that stockholders influence the strategic direction of a public company. Currently, the Company’s Board of Directors is divided into three classes serving staggered three-year terms, so that only one-third of the directors are elected each year. It is my belief that the classification of the Board of Directors is not in the Company’s and its

stockholders’ best interests because it reduces accountability and is an unnecessary anti-takeover device.

Eliminating the staggered board would require each director to stand for election annually. I believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing stockholder value. Concerns that the annual election of directors would have a destabilizing impact by leaving the Company without experienced board members in the event that all incumbents are voted out are unfounded. While it would be an extreme situation which could lead to the replacement of the entire board, I believe it should be the owners’ right to determine if the need for such change outweighs the risk inherent in such a change.

A classified board of directors protects the incumbency of the board of directors and current management, which in turn limits accountability to stockholders. It is my belief that the Company’s corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the Company. I believe that the annual election of directors is a strong corporate governance tool for the timely enforcement of management’s accountability to the owners for the performance of the Company.

Classified boards, like the Company’s, have become increasingly unpopular in recent years. Many institutional investors are calling for the end of this system. For example, California’s Public Employees Retirement System, New York City pension finds, New York State pension funds and many others, including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support the elimination of classified boards.

During the past few years, proposals to repeal classified board structures have received majority support from the stockholders at a number of respected companies, including FedEx, Baker Hughes, Starwood Hotels, Honeywell International, Morgan Stanley and Tellabs.

For a greater voice in the governance of Team Financial and annual Board of Directors accountability I ask stockholders to vote YES on this proposal.

—Position of the Board of Directors with respect to Shareholder Proposal Number 2—

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NUMBER 2.

The Board of Directors believes that a classified board provides significant benefits to the Company and its shareholders. In general, our classified Board (i) assures that a majority of the Board consists of persons having prior experience as directors of the Company with resulting continuity in the policies and practices of the Company, (ii) protects against sudden removal of some or all of the directors and the installation of replacement directors whose interests may not be consistent with the best interests of all our shareholders, (iii) assures that any transaction proposed by an interested shareholder or other third party will be reviewed by directors who are knowledgeable as to the Company’s assets, business and prospects, and (iv) encourages potential acquirers to negotiate with the Board.

For a company such as Team Financial, Inc., effective long-term planning is critical and the Board believes that a staggered board makes it certain that the Company’s directors will understand the Company’s business, long term strategy and objectives. The Board further believes that a classified board also increases director independence by insulating Board members from hostile takeover actions for a purchase price at less than fair value from investor groups focusing on short-term financial gain. Such protection is particularly appropriate for the Company due to the potential for a fluctuating stock price which, in the event of a lower stock price, might encourage a significant ownership stake by an investor group whose immediate financial goals might not maximize shareholder value in the long run.

A classified board does not in and of itself preclude unsolicited acquisition proposals or prevent companies from being acquired at prices that are fair and adequate but, by eliminating the threat of imminent removal, puts the incumbent Board in a position to act to maximize value to all shareholders. This also encourages potential acquirers to engage in arm’s length negotiations with the Board and management.

The Board believes that the Company’s classified board structure enhances the independence of non-management directors by providing them with a longer elected term of office. Six of the nine members of the Company’s Board are independent directors. It permits them to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the renomination process leads to greater independence and better governance. The existence of a three-year term for directors also assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

The Board of Directors further believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. The Company’s directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. Moreover, since one-third of the directors must stand for election each year the shareholders have the opportunity annually to vote against the Board’s nominees. The Board of Directors is committed to good corporate governance practices and has implemented a variety of measures to ensure a strong corporate governance structure, including the fact that six of the nine members of the Board of Directors are independent directors.

Approval of this shareholder proposal would not automatically eliminate the Company’s classified board structure, which is set forth in the Company’s Amended Bylaws. Further action by the Board of Directors would be required to amend the Company’s Amended Bylaws in order to declassify the Board of Directors. Under the Amended Bylaws, a two-thirds vote of the Board of Directors would be required for such an amendment. While the Board of Directors would consider the merits of such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and all of its shareholders.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote is necessary for approval of the shareholder proposal requesting declassification of the Board and the annual election of all directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL 2.

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote AGAINST approval of this shareholder proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because we are a mid-size company, we have not developed formal processes by which shareholders may communicate directly with directors. We believe that our informal process by which any communication sent to the Board of Directors either generally or in care of a corporate officer, has served the shareholders’ needs. Any communication to the Board of Directors may be mailed to:

Team Financial, Inc.
Board of Directors (or the committee name or director’s name as appropriate)
8 West Peoria, Suite 200
Paola, Kansas 66071

Shareholders should clearly note on the mailing envelope that the letter is a “Shareholder-Board Communication.” All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

OTHER MATTERS

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxy holders see fit.

You can obtain a copy of our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 at no charge by writing to us at 8 West Peoria, Paola, Kansas 66071, Attention: Michael L. Gibson.

	By	Order of the Board of Directors

	By	Robert J. Weatherbie
Chairman and Chief Executive Officer
Paola, Kansas
May 16, 2006

Exhibit A

TEAM FINANCIAL, INC.

NOMINATING COMMITTEE CHARTER

Purpose

The purpose of the Nominating Committee (the “Committee”) of Team Financial, Inc. (the “Company”) is to (1) identify qualified individuals to become members of the Company’s Board of Directors (the “Board”) and (2) select the director nominees to be presented for election at each annual meeting of shareholders.

Committee Membership and Organization

The Committee shall be composed of two or more directors, each of whom shall meet the independence requirements of Rules 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Marketplace Rules”). The Committee members shall be appointed by the Board and may be removed by the Board in its discretion in accordance with the Company’s Bylaws (the “Bylaws”), as in effect at such time. The Chairman of the Committee shall be designated by the Board. The Board shall affirmatively determine at all times required under the Nasdaq Marketplace Rules that the members of the Committee are independent. As more fully set forth in the Nasdaq Marketplace Rules, independent directors must not have any current or past relationships with the Company which would interfere with their exercise of independent judgment and must not otherwise fail to meet the independence standards set forth in the Nasdaq Marketplace Rules.

Committee Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The Committee may also act by unanimous written consent as the Committee may decide. Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the Board under the Bylaws, unless otherwise stated in the Bylaws or in a resolution of the Board or the Committee. The Committee, as it may determine to be appropriate, may meet in separate executive sessions with other directors, the Chairman of the Board, the Chief Executive Officer and other Company employees, agents or representatives invited by the Committee.

Committee Responsibilities and Authority

The Committee shall have the following authority and responsibilities:

(a)            Nominations and Qualifications of Directors

(1)           Prior to each annual meeting of shareholders, following determination by the Board of the number of directors to be elected at such meeting, the Committee shall identify individuals qualified to stand for re-election or to become new members of the Board, consistent with any qualifications, expertise and characteristics which may have been approved by the Board. The Committee shall evaluate incumbent directors whose terms are expiring at the meeting and consider their qualifications to stand for re-election; and the Committee shall evaluate nominees for election to the Board submitted by shareholders in accordance with procedures adopted by the Committee, the Bylaws of the Company, and applicable law.

(2)           In the event of a vacancy on the Board, following determination by the Board that such vacancy shall be filled, the Committee shall identify individuals qualified to fill such vacancy, consistent with any qualifications, expertise and characteristics which may have been approved by the Board or determined by the Committee from time to time.

(3)           Before selecting any nominee for director, the Committee shall review the candidate’s availability and willingness to serve. In light of its responsibility outlined above, the Committee shall seek candidates with the following minimum qualifications:

(a)            a candidate must demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision;

(b)           a candidate must be prepared to represent the best interests of all of the Company’s shareholders, not just those of one particular constituency;

(c)            a candidate must have a record of professional accomplishment in his or her chosen field; and

(d)           a candidate must be prepared and able to participate fully in Board activities, including membership on Board committees.

(4)           In addition to the above guiding qualifications, the Committee’s decisions regarding Board nominations shall be based upon the belief that it is important to have directors from various backgrounds and professions in order to ensure that the Board has a wealth of experiences to make its decisions. Consistent with this philosophy, in addition to the minimum standards set forth above, business and managerial experience and an understanding of financial statements are very important.

(5)           The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain any search firm to assist in identifying and evaluating director candidates and to retain independent legal counsel and any other advisors. The Company shall provide adequate funding, as determined by the Committee, for payment of compensation for any advisors retained by the Committee.

Reports

The Committee shall make regular reports to the Board and shall propose any necessary action to the Board.

Annual Charter Review and Performance Review

The Committee shall review and reassess the adequacy of this charter on an annual basis and recommend any proposed changes to the Board. The Committee shall evaluate the Committee’s own performance on an annual basis and provide a report regarding such evaluation to the Board.

Adopted April 25, 2006

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of three Class I Directors.

1.  The Board of Directors recommends a vote FOR the listed nominees. In the election of directors, you have an aggregate number of votes equal to the number of shares held in the above referenced account multiplied by three (3). Your votes will be allocated equally among the nominees you have voted for, or as marked in the space provided.

	For	Withhold

01 - Harold G Sevy, Jr.	☐	☐	votes

02 - Gregory D. Sigman	☐	☐	votes

03 - Kenneth L. Smith	☐	☐	votes

B	Issues
	For	Against	Abstain

2.  Ratification of the appointment of KPMG LLP as our independent auditors for 2006. The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2006.

	☐	☐	☐
	For	Against	Abstain
3. Shareholder Proposal Number 1: Proposal regarding Shareholder Rights Agreement. The Board of Directors recommends a vote AGAINST Shareholder Proposal Number 1.	☐	☐	☐
	For	Against	Abstain
4. Shareholder Proposal Number 2: Proposal to declassify Board of Directors. The Board of Directors recommends a vote AGAINST Shareholder Proposal Number 2.	☐	☐	☐
	For	Against	Abstain
5. Transaction of such other business as may properly come before the meeting.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box			Date (mm/dd/yyyy)

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Proxy

TEAM FINANCIAL, INC.

8 WEST PEORIA, SUITE 200

PAOLA, KANSAS 66071

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The above signed shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders, to be held on Tuesday, June 20, 2006, at 9:00 a.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas, and hereby appoints Robert J. Weatherbie and Michael L. Gibson, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the above signed at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the above signed shareholder’s shares as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR Proposal Number 1 and Proposal Number 2 and AGAINST Proposal Number 3 and Proposal Number 4.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.